EXHIBIT D-1


                                                            LINDA R. EVERS, ESQ.
                                                                  (610) 921-6658
                                                            (610) 939-8655 (FAX)


                                  May 19, 2005


VIA UNITED PARCEL SERVICE
-------------------------

James J. McNulty, Secretary
Pennsylvania Public Utility Commission
Commonwealth Keystone Building
400 North Street, 2nd Floor
Harrisburg, PA  17120

     RE:  APPROVAL OF AFFILIATED INTEREST AGREEMENTS BETWEEN
          PENNSYLVANIA POWER COMPANY AND FIRSTENERGY GENERATION CORP.

Dear Secretary McNulty:

     Pursuant to ss. 2102 of the Pennsylvania Public Utility Code (66 Pa.C.S.A. ss. 2102) Pennsylvania Power Company ("Penn Power") hereby seeks Pennsylvania Public Utility Commission ("Commission" or "PaPUC") approval of the Purchase and Sale Agreement between Penn Power and one of its affiliates, FirstEnergy Generation Corp. ("FE Genco").

1.   BACKGROUND
     ----------

     On February 21, 2001 the Commission issued an Order in Docket P-00011869 ("Order") approving the Master Facility Lease ("Lease Agreement"), attached hereto as Appendix A, between Penn Power and FE Genco, whereby Penn Power leased for 20 years to FE Genco its interests in the Mansfield and Sammis power plants and certain peaking units identified in Exhibit B to the Lease Agreement (collectively, "Plants"). The Commission in its Order also found that the Plants satisfy the criteria set forth in 15 U.S.C. ss. 79z-5a(c) (ss. 32(c) of the Public Utility Holding Company Act ("PUHCA") of 1935) to be designated as "eligible facilities".

     Penn Power is a wholly-owned subsidiary of Ohio Edison Company, which is a wholly-owned subsidiary of FirstEnergy Corp. ("FirstEnergy"), an exempt public utility holding company. FE Genco is an Ohio corporation and a wholly-owned subsidiary of FirstEnergy Solutions Corp. ("FE Solutions"). FE Genco was established to effectuate the structural separation of electric generation and energy delivery functions. FE Genco has been operating the Plants in accordance with the Lease Agreement since the effective date of the Lease Agreement. FE Solutions is an Ohio Corporation, a wholly-owned subsidiary of FirstEnergy Corp., and is engaged in the wholesale and retail marketing of electric capacity and energy in several states including Pennsylvania.

Approval of Affiliated Interest Agreements                          May 19, 2005
Between Pennsylvania Power Company and
FirstEnergy Generation Corp.
Page 2


     In its Order approving the Lease Agreement, the Commission recognized that the Lease Agreement contained an option by FE Genco to purchase the Plants listed in the Lease Agreement at values set forth in the Lease Agreement. Commission also recognized that it was Penn Power's intent to eventually sell its interest to FE Genco as soon as it was able to do so. The Lease Agreement facilitated Penn Power's compliance with the Commission's competitive safeguard regulations. Additionally the Commission determined that the Lease Agreement was reasonable and consistent with public interest, pursuant to Section 2102(b) of the Public Utility Code.

2.   TODAY'S FILING
     --------------

     Enclosed with this letter Penn Power submits the original and three (3) copies of the proposed Purchase and Sale Agreement and its accompanied exhibits:

     PURCHASE AND SALE AGREEMENT - Attached hereto as Appendix B is the Purchase and Sale Agreement ("P&S Agreement") between Penn Power and FE Genco. Pursuant to the terms and conditions set forth therein, FE Genco will exercise its option to purchase the fossil and hydroelectric generating facilities, referred to as the "Purchase Assets", as defined therein. FE Genco shall purchase, acquire and accept from Penn Power all of Penn Power's right, title and interest into and under the Purchase Assets. FE Genco shall pay the purchase price as indicated in the master facility lease agreement of $125,411,440.

          a. ASSIGNMENT AND ASSUMPTION AGREEMENT - Attached to the P&S Agreement as Exhibit A is the Assignment and Assumption Agreement between Penn Power and FE Genco. This agreement outlines the terms by which FE Genco shall assume and agree to discharge when due, without recourse to Penn Power, all of the liabilities and obligations of Penn Power, direct or indirect, known or unknown, absolute or contingent, which directly relate to the Purchase Assets and arise from FE Genco's ownership thereof from and after the Closing Date, the terms of which are more fully described therein.

          b. BILL OF SALE - Attached to the P&S Agreement as Exhibit B is the Bill of Sale between Penn Power and FE Genco. The Bill of Sale will convey to FE Genco the Purchase Assets, as defined in the Purchase and Sale Agreement.

          c. FORM OF DEEDS - Attached to the P&S Agreement as Exhibit C is the Form of Deeds.

          d. PROMISSORY NOTE - Attached to the P&S Agreement as Exhibit D is the Promissory Note between Penn Power and FE Genco. The Promissory Note outlines the method of payment by which FE Genco will pay Penn Power pursuant to the terms therein.

Approval of Affiliated Interest Agreements                          May 19, 2005
Between Pennsylvania Power Company and
FirstEnergy Generation Corp.
Page 3


          e. SECURITY AGREEMENT - Attached to the P&S Agreement as Exhibit F is the Security Agreement between Penn Power and FE Genco. As more fully described therein, FE Genco conveys, assigns, transfers and grants to Penn Power a security interest in the Collateral to secure FE Genco's performance of the obligations as set forth in Section 4 of the Security Agreement.

3.   RELATED FILINGS
     ---------------

     Contemporaneously with this filing, Penn Power is also filing for itself and on behalf of its Ohio affiliated electric utilities (Ohio Edison Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company, the ("Ohio Operating Companies")) a request for Commission findings under Section 32(c) on the Public Utility Holding Company Act related to their respective interests in the Plants under the Lease Agreement. The Ohio Operating Companies previously received PUHCA ss. 32(c) approval by the Public Utilities Commission of Ohio on December 21, 2000 at Case No. 00-2320-EL-UNC.

     Penn Power also is making a separate filing requesting the Commission approve pursuant to Section 2102 of the Public Utility Code an affiliated interest transaction between Penn Power and FirstEnergy Nuclear Generation Corp. regarding the sale of Penn Power's interest in its nuclear plants. Penn Power and the Ohio Operating Companies are also filing their request for Commission findings under Section 32(c) on the Public Utility Holding Company Act related to their respective interests in certain Nuclear Power Plants as described more fully in the filing. We request that the Commission process today's filing independently from the filings regarding the nuclear facilities.

     Penn Power respectfully requests that the Commission promptly approve these agreements so that it may proceed to finalize the complete separation of its generation ownership interests from its utility operations.

     Also enclosed is an additional copy of this filing which I request to be date stamped and returned in the enclosed postage-prepaid envelope for evidence of filing.

                                         Respectfully submitted,

                                         /s/ Linda R. Evers
                                             --------------

                                         Linda R. Evers
                                         Attorney for Pennsylvania Power Company

Enclosures

c:  Irwin A. Popowsky, Consumer Advocate
    William L. Lloyd, Small Business Advocate c: S. Feld
    R. Giannantonio